Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com
FOR IMMEDIATE RELEASE
March 4, 2021

A. O. Smith Nominates Holt and Larsen to Board of Directors
Company thanks retiring directors for many years of service
Milwaukee, Wis. — Global water technology company A. O. Smith Corporation (the “Company”) (NYSE: AOS) today announced the nomination of Victoria M. Holt and Michael M. Larsen to the board of directors.
Victoria M. Holt recently retired as president and chief executive officer of publicly-traded Proto Labs, Inc., after leading the company since 2014. Headquartered in Maple Plain, Minn., Proto Labs engages in the digital manufacture of custom prototypes and production parts, and offers 3D printing, CNC machining and injection molding services. Ms. Holt previously served as president and chief executive officer of Spartech Corporation, a provider of plastic sheet, compounds and packaging products. Prior to Spartech, Ms. Holt was the senior vice president, glass & fiberglass at PPG Industries, Inc., a coatings and specialty products company. In addition to her board member role, Ms. Holt, if elected, will also serve as a member of both the nominating & governance and the personnel & compensation committees. She currently serves on the board of Waste Management, Inc., Piper Sandler Companies and Watlow Electric Manufacturing Company.
Michael M. Larsen serves as senior vice president and chief financial officer of Illinois Tool Works, Inc., a publicly-traded, global, multi-industrial manufacturing leader headquartered in Glenview, Ill. He previously served as president and chief executive officer of Gardner Denver, Inc. Prior to that, Mr. Larsen was chief financial officer at General Electric (“GE”) Water and Process Technologies and held a number of global finance leadership roles of increasing responsibility at GE throughout his more than 15-year tenure with the organization. In addition to his board member role, Mr. Larsen is qualified as an audit committee financial expert under SEC regulations and, if elected, will serve as a member of the audit committee.
“Both individuals bring a wealth of global expertise and will provide valuable perspective to our board and management team, particularly related to strategy and operations of a growth-oriented global company like A. O. Smith,” said Kevin J. Wheeler, chairman and chief executive officer.
Paul W. Jones and William P. Greubel are retiring from the A. O. Smith board and conclude their terms on April 13, 2021. Mr. Jones joined the board in 2004 and Mr. Greubel joined in 2006. Both men served on the nominating & governance and personnel & compensation committees.
Paul Jones was the former executive chairman of the board from 2013 until his retirement in 2014. He served as chairman of the board and chief executive officer from 2011 to 2012; chairman of the board, president and chief executive officer from 2006 to 2011; and president and chief operating officer from 2004 to 2005.
William Greubel was the chief executive officer of Wabash National from 2002 to 2007, and held various director positions with Wabash National, including chairman and executive director, until his retirement as a director in 2009.
“On behalf of the board of directors, I would like to thank Paul and Bill for their guidance, long service and many contributions to our company,” said Wheeler. “I especially want to thank Paul for his vision and leadership as our chairman and chief executive officer during a transformative time for our company.”
The nominated board members will stand for election at the company’s annual meeting to be held on April 13, 2021.

About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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